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                                                               March [  ], 2001


                              [Brown & Wood LLP]


Jakarta Growth Fund, Inc.
180 Maiden Lane
26th Floor
New York, New York 10038

                    Re:  Merger of The Indonesia Fund, Inc. and
                         Jakarta Growth Fund, Inc.
                         --------------------------------------

Ladies and Gentlemen:

You have asked us for our opinion concerning certain federal income tax consequences to (a) Jakarta Growth Fund, Inc., a Maryland corporation (the "Acquired Fund"), (b) The Indonesia Fund, Inc., a Maryland corporation (the "Acquiring Fund"), and (c) holders (the "Acquired Fund Shareholders") of voting shares of common stock of the Acquired Fund (the "Acquired Fund Shares") when Acquired Fund Shareholders receive voting shares of common stock of the Acquiring Fund (the "Acquiring Fund Shares") in exchange for their Acquired Fund Shares pursuant to the acquisition by the Acquiring Fund of substantially all of the assets of the Acquired Fund and the assumption by the Acquiring Fund of all of the liabilities of the Acquired Fund in exchange for the Acquiring Fund Shares (the "Reorganization"), all pursuant to that certain Agreement and Plan of Reorganization, dated as of March 27, 2001 (the "Agreement"), between the Acquired Fund, the Acquiring Fund, and Credit Suisse Asset Management, LLC. This opinion is delivered pursuant to Section
9.4 of the Agreement.

Pursuant to the Reorganization (a) the Acquiring Fund will acquire substantially all of the assets of the Acquired Fund and assume all of the Acquired Fund's liabilities, (b) each Acquired Fund Share will convert to an equivalent dollar amount (to the nearest one ten-thousandth of one cent) of full Acquiring Fund Shares (based upon the net asset value per share of each Fund), and (c) the Acquiring Fund will be the surviving Fund in the Reorganization. The Acquiring Fund will not issue any fractional Acquiring Fund Shares to Acquired Fund Shareholders but will instead purchase all fractional Acquiring Fund Shares at their net asset value and remit the cash proceeds to Acquired Fund Shareholders.



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We have reviewed such documents and materials as we have considered necessary for the purpose of rendering this opinion. In rendering this opinion, we have assumed that such documents as yet unexecuted will, when executed, conform in all material respects to the proposed forms of such documents that we have examined. In addition, we have assumed the genuineness of all signatures, the capacity of each party executing a document to so execute that document, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

We have made inquiry as to the underlying facts which we considered to be relevant to the conclusions set forth in this letter. The opinions expressed in this letter are based upon certain factual statements relating to the Acquired Fund and the Acquiring Fund set forth in the Post-Effective Amendment to the Registration Statement on Form N-14 (the "Registration Statement") filed by the Acquiring Fund with the Securities and Exchange Commission and representations made in letters from the Acquired Fund and the Acquiring Fund addressed to us for our use in rendering this opinion (the "Tax Representation Letters"). We have no reason to believe that these representations and facts are not valid, but we have not attempted to verify independently any of these representations and facts, and this opinion is based upon the assumption that each of them is accurate. Capitalized terms used herein and not otherwise defined shall have the meaning given them in the Registration Statement.

The conclusions expressed herein are based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations issued thereunder, published rulings and procedures of the Internal Revenue Service and judicial decisions, all as in effect on the date of this letter.

Based upon the foregoing, we are of the opinion that for federal income tax purposes:

     (a) the transfer to the Acquiring Fund of substantially all of the Acquired Fund's assets in exchange solely for the Acquiring Fund Shares and the assumption by the Acquiring Fund of all of the liabilities of the Acquired Fund, followed by the distribution of such Acquiring Fund Shares to the Acquired Fund Shareholders in exchange for their Acquired Fund Shares in complete liquidation of the Acquired Fund, will constitute a "reorganization" within the meaning of Section 368(a)(1) of the Code, and the Acquiring Fund and the Acquired Fund will each be a "party to a reorganization" within the meaning of
          Section 368(b) of the Code;

     (b) no gain or loss will be recognized by the Acquiring Fund on the receipt of substantially all of the assets of the Acquired Fund and the assumption by the Acquiring Fund of all of the liabilities of the Acquired Fund in exchange for the Acquiring Fund Shares;


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     (c)  no gain or loss will be recognized by the Acquired Fund upon the transfer of substantially all of the Acquired Fund's assets to the Acquiring Fund and the assumption by the Acquiring Fund of all of the liabilities of the Acquired Fund in exchange for the Acquiring Fund Shares or upon the distribution (whether actual or constructive) of the Acquiring Fund Shares to the Acquired Fund Shareholders in exchange for their Acquired Fund Shares;

     (d) no gain or loss will be recognized by the Acquired Fund Shareholders upon the exchange of their Acquired Fund Shares for the Acquiring Fund Shares except to the extent such Acquired Fund Shareholders are paid cash in lieu of fractional Acquiring Fund Shares;

     (e) the aggregate tax basis of the Acquiring Fund Shares received by each of the Acquired Fund Shareholders pursuant to the Reorganization (including that of the fractional Acquiring Fund Shares deemed distributed to such Acquired Fund Shareholder by the Acquired Fund) will be the same as the aggregate tax basis of the Acquired Fund Shares held by such Acquired Fund Shareholder immediately prior to the Reorganization, and the holding period of the Acquiring Fund Shares to be received by each Acquired Fund Shareholder (including that of the fractional Acquiring Fund Shares deemed distributed to such Acquired Fund Shareholder by the Acquired Fund) will include the period during which the Acquired Fund Shares exchanged therefor were held by such Acquired Fund shareholder (provided that such Acquired Fund Shares were held as capital assets in the hands of such Acquired Fund Shareholder on the date of the Reorganization);

     (f) the tax basis of the Acquired Fund's assets acquired by the Acquiring Fund will be the same as the tax basis of such assets to the Acquired Fund immediately prior to the Reorganization, and the holding period of the assets of the Acquired Fund in the hands of the Acquiring Fund will include the period during which those assets were held by the Acquired Fund; and

     (g) the payment of cash to an Acquired Fund Shareholder in lieu of fractional Acquiring Fund Shares will be treated as though the fractional Acquiring Fund Shares were distributed as part of the Reorganization and then redeemed by the Acquiring Fund with the result that the Acquired Fund Shareholder will have a capital gain or loss to the extent the cash distribution differs from such Acquired Fund Shareholder's basis allocable to the fractional Acquiring Fund Shares.

     The opinion set forth in (g) above assumes that (a) the converted Acquired Fund Shares were held by the Acquired Fund Shareholder as capital assets immediately prior to the

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Reorganization, (b) the percentage of the outstanding Acquiring Fund Shares owned by the Acquired Fund Shareholder immediately after the cash distribution (including any Acquiring Fund Shares which are deemed to be owned at such time by such Acquired Fund Shareholder pursuant to Section 302(c)(1) of the Code) is less than the percentage that would have resulted if fractional Acquiring Fund Shares had actually been distributed to such Acquired Fund Shareholder in lieu of cash, and (c) the distribution of cash in lieu of fractional Acquiring Fund Shares is not pursuant to a formal or informal plan to proportionately reduce the holdings of all of the owners of Acquiring Fund Shares.

     Our opinion is based upon the accuracy of the certifications, representations and warranties and the satisfaction of the covenants and obligations contained in the Agreement, the Tax Representation Letters and in the various other documents related thereto. Our opinion may not be relied upon if any such certifications, representations or warranties are not accurate or if any of such covenants or obligations are not satisfied in all material respects.

                                                     Very truly yours,